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                          AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT (this "Amendment"), dated as of May 11, 2000, by and between Hussmann International, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent"), amends the Amended and Restated Rights Agreement, dated as of July 15, 1999 (the "Rights Agreement").

                                 R E C I T A L S
                                 ---------------

         A. The Company intends to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the "Ingersoll Merger Agreement") among the Company, Ingersoll-Rand Company, a New Jersey corporation ("Ingersoll"), and IR Merger Corporation, a Delaware corporation ("Merger Sub") with respect to a merger of the Company and Merger Sub (the "Merger").

         B. The Company and the Rights Agent have executed and entered into the Rights Agreement.

         C. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

         D. The Board of Directors has determined that the Merger and the other transactions contemplated by the Ingersoll Merger Agreement are fair to and in the best interests of the Company and its stockholders.

         E. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Ingersoll Merger Agreement and the transactions contemplated by the Ingersoll Merger Agreement from the application of the Rights Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end of the last sentence thereof:

            "Notwithstanding anything in this Agreement to the contrary, neither Ingersoll-Rand Company, a New Jersey corporation ("Ingersoll"), nor any direct or indirect wholly owned subsidiary of Ingersoll shall be deemed to be an Acquiring Person solely as a result of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of May 11, 2000, among
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            the Company, Ingersoll, and IR Merger Corporation, a
            Delaware corporation ("Merger Sub") (as it may be amended from time to time, the "Ingersoll Merger Agreement"), or the consummation of the merger of the Company and Merger Sub (the "Merger") or the other transactions contemplated by the Ingersoll Merger Agreement."

         2. Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

            "Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisablity set forth in Section 9(c) and Section 11(a)(iii)) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on December 31, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged pursuant to Section 24 hereof, or (iv) the time immediately prior to the initial purchase of shares of Common Stock in the tender offer contemplated by the Ingersoll Merger Agreement."

         3. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

            "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Ingersoll Merger Agreement."

         4. The Rights Agreement is hereby further modified and amended by adding a new Section 33 to the end thereof to read in its entirety as follows:


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            "Section 36. INGERSOLL MERGER AGREEMENT. Notwithstanding
            any other provision of this Agreement, neither the approval, execution or delivery of the Ingersoll Merger Agreement nor the consummation of the Offer (as defined in the Ingersoll Merger Agreement), the Merger or the other transactions contemplated by the Ingersoll Merger Agreement is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13 hereof, nor will such performance or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying
            Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the Ingersoll Merger Agreement."

         5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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         IN WITNESS WHEREOF, this Amendment has been duly executed by the
Company and the Rights Agent as of the day and year first written above.

                                       HUSSMANN INTERNATIONAL, INC.

                                       By: /s/ Burton Halpern
                                           ------------------------------------
                                           Name:  Burton Halpern
                                           Title: Vice President

                                       FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                       By: /s/ Michael S. Duncan
                                           ------------------------------------
                                           Name:  Michael S. Duncan
                                           Title: Director, Corporate Actions